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EXHIBIT 99.1

    Our home and lot closings and land positions (including joint ventures) on a pro forma combined basis as of and for the year ended March 31, 2001 are as follows:

	Year Ended March 31, 2001(1)		As of March 31, 2001(1)
Market	Homes Closed	Average Sales Price	Total Number of Projects for Development(2)	Number of Projects in Sales Stage(3)	Building Sites Owned or Controlled(4)	Backlog(5)

Southern California:
San Diego	601	$344,000	25	6	3,800	225
Los Angeles/Ventura	418	362,000	20	8	2,700	134
Orange County/Inland Empire	347	306,000	16	7	1,700	59
Northern California:
North Bay/Sacramento	552	330,000	24	7	2,600	161
East Bay	358	308,000	25	4	5,200	122
South Bay/SF peninsula	303	423,000	15	5	1,100	101

Total California	2,579	340,000	125	37	17,100	802
Colorado	1,396	207,000	47	17	7,100	585
Hawaii	344	265,000	33	8	2,400	145
Washington	343	288,000	20	8	1,100	95
Oregon	234	155,000	12	5	300	67
Arizona	1	197,000	14	3	1,600	31

Total	4,897	$284,000	251	78	29,600	1,725

(1)
Includes information relating to 100% of the operations of our unconsolidated joint ventures.

(2)
Reflects the total number of projects owned or under option or similar contract, including projects with homes in the sales stage, under construction and projects in various stages of planning.

(3)
Represents the number of active projects in respect of which home or lot sales closed or homebuyers have entered into standard sales contracts.

(4)
Represents the estimated number of homes based on approximately 14,000 lots relating to land owned and approximately 15,600 lots relating to land under option or similar contracts, including homes under construction and backlog. Although we currently intend to consummate the purchase of the parcels under purchase options or similar contracts, we cannot assure you that we will complete the purchases or acquire the land under purchase options.

(5)
Represents homes and lots subject to pending sales contracts that have not closed, some of which are subject to contingencies, including mortgage loan approval, the sale of existing homes by customers and project approvals by the applicable government authority. In the past, our backlog has been a reliable indicator of future closings, but we cannot assure you that homes and lots subject to pending sales contracts will close.

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EXHIBIT 99.1